UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2021

Blox, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53565	20-8530914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

708-1155 West Pender Street, Vancouver British Columbia

(Address of Principal Executive Offices) (Zip Code)

(604)-314-9293

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	BLXX	OTC US

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Item 8.01 Other Items

Blox Inc and Ashanti Sankofa Inc to acquire Grumesa project with 931,541 ounces of Gold in Ghana.

In accordance with the Strategic Alliance Agreement of 2018 between Blox Inc and Ashanti Sankofa Inc (ASI), ASI has elected to be involved with this project, and has assumed primary responsibility to prepare the feasibility study for submission for a mining license.

Blox Inc is pleased to announce that it has signed an agreement to acquire the Exploration Licence for the Grumesa Project in Ghana. The concession has a 43-101 report dated September 2010 showing a total of 931,541 ounces Au, comprising 569,492 ounces Au indicated and 362,049 ounces Au inferred.

“This is an exciting project for us, and we look forward to working with ASI as the project unfolds” said Chairman Tony Pickett. “Our philosophy is to reduce our carbon footprint wherever possible and feasible, and to work towards zero carbon emissions inside the mine gate”.

The Agreement is subject to the Minerals Commission and the Minister of Lands and Natural Resources giving their consent for the transfer of the concession to Blox, Inc normal course of business this transaction may take several months to close.

The Property and Location

The Grumesa Project (Project) is in Ghana, West Africa, and is situated approximately 50km to the south of the regional town of Obuasi and 350km northwest of the capital city of Accra. The Grumesa Project area consists of the Grumesa-Awisam Prospecting license (PL2-30)

which is comprised of two discontiguous blocks with a combined area of 37.8km2.

The larger Grumesa Block has an area of 34.3km2 while the smaller Awisam Block has an area of 3.5km2. The license is wholly owned by Perseus Mining Limited (Perseus).

Geology and Mineralisation

The Project area is situated within a sequence of Lower Proterozoic Birimian (2.17 to 2.18Ga) coeval meta-volcanic, metasedimentary (basin) rocks and Tarkwaian (back arc) epiclastics, on the eastern flank of the Ashanti Belt.

Gold mineralisation at the Project occurs primarily within an inter-bedded sequence of coarse clastic conglomerates, sandstones and siltstones of the Kayeya Conglomerate unit which forms part of the Lower Proterozoic Birimian to upper Tarkwaian stratigraphy.

43-101 Report recommendations

The Project is prospective for the discovery of additional resources and further exploration targeting extensions to existing mineral resources as well as the discovery of additional zones. Subsequent work on exploration at the Project and the evaluation of existing mineral resources should include the following:

●	Deeper infill drilling to better target depth extensions to mineralised zones as most of the drilling has been confined to a depth of 60m.
●	Further investigation should be made into the structural/lithological controls on the mineralisation to accurately target higher grade mineralised zones.
●	Completion of pit optimisation studies to assess the economic viability of the Project as a low cost, low grade, high tonnage deposit.
●	A comprehensive bulk density sampling program across the extent of the project area to better define density values for each lithological domain.

It is envisaged the project will produce at circa 30-50k ounces per annum for more than ten years at low cost. Further information shall be announced as the geological team accesses the full potential and preferred way forward to develop the project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2021

Blox, Inc.

/s/ Ronald Renne
Ronald Renne
CEO

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